Exhibit 10.33

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT (this “Agreement”) is entered into on the 3rd day of September, 2013 by and between Kenneth S. Esterow (“Executive”) and Bankrate, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to engage Executive to perform certain services for the Company, and Executive desires to accept said engagement from the Company; and

WHEREAS, the Company and Executive have agreed upon the terms and conditions of Executive’s engagement by the Company, and the parties desire to express the terms and conditions in this Agreement; and

WHEREAS, the Company and Executive intend for this Agreement to supersede all agreements between Executive and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

1. Employment of Executive; Term. The Company hereby employs Executive as Senior Vice President and Chief Operating Officer of the Company, commencing September 9, 2013 (the “Effective Date”) and Executive hereby accepts such employment by the Company, under the terms of this Agreement. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall terminate pursuant to Section 8 hereof.

2. Duties and Location.

A. Executive’s duties will consist of duties normally associated with the position identified in Section 1. Executive shall report to the Chief Executive Officer of the Company. Executive shall devote his full business time to the Company’s business and shall not render to others any service of any kind for compensation or engage in any activity which conflicts or interferes with the performance of his obligations under this Agreement as determined in the discretion of the Company’s Board of Directors (the “Board”) without the express written consent of the Board; provided, however, that Executive may engage in non-profit or charitable activities which do not involve substantial time and which do not materially interfere with his employment under this Agreement and which activities are not in competition with the Company as determined in the discretion of the Board. Executive will be allowed to continue in his role as a member of the board of directors of Orbitz Worldwide, Inc.

B. Executive agrees that he shall at all times faithfully and to the best of his ability and experience perform all of the duties that may be required of him pursuant to the terms of this Agreement.

C. Executive will perform his services from the Company’s office in New York, NY. Executive recognizes that his position will entail reasonable travel, but the Company cannot require Executive to relocate outside of the New York City metropolitan area without Executive’s consent.

3. Base Salary. Executive shall receive a base salary commencing on the Effective Date and during his employment hereunder of $450,000.00 per annum (the “Base Salary”), which amount may be increased (but not decreased) annually at the discretion of the Compensation Committee of the Board (the “Committee”). The Base Salary shall be paid to Executive by the Company in accordance with the Company’s regular payroll practice as in effect from time to time.

4. Annual Bonus. Executive will be eligible for an annual bonus. Executive shall have an annual target bonus in accordance with the Company’s management incentive program of $250,000, with the actual annual bonus to be determined and paid in accordance with the Company’s regular bonus practice as in effect from time to time.

5. Stock Incentive Awards.

A. On October 1, 2013, the Company shall grant Executive 125,000 shares of Restricted Stock (as defined in the Company’s 2011 Equity Compensation Plan (the “Equity Plan”)) which shall vest, subject to continued employment, as follows: (i) one-quarter of the shares of Restricted Stock granted pursuant to this Agreement (31,250 shares) shall vest on the first anniversary of the Effective Date and (ii) the remaining three-quarters of the shares of Restricted Stock granted pursuant to this Agreement shall vest in thirty-six (36) monthly installments beginning on the day that is one month following the first anniversary of the Effective Date and on the 9th day of each month thereafter (with 2,604 shares vesting on each of the first thirty-five (35) vesting dates (October 9, 2014 through August 9, 2017) and 2,610 vesting on the final vesting date (September 9, 2017)). The terms of the Restricted Stock award granted hereunder shall be consistent with those provided in the Company’s standard form of Restricted Stock award agreement; provided, however, that (x) any unvested shares of Restricted Stock shall vest in full upon a termination of Executive’s employment in accordance with sub-sections D or F of Section 8 of this Agreement and (y) notwithstanding anything in the Equity Plan to the contrary, the Restricted Stock award shall not vest upon the consummation of a Covered Transaction (as defined in the Equity Plan).

B. On October 1, 2013 (the “Option Grant Date”), the Company shall grant Executive a stock option to purchase 250,000 shares of Company common stock (the “Option”) at a per share exercise price equal to the closing price per share of Company common stock on the New York Stock Exchange on the Option Grant Date, which Option shall vest and become exercisable as follows: (i) the portion of the Option with respect to one-quarter of the shares subject to the Option (62,500 shares) shall vest on the first anniversary of the Effective Date and (ii) the remaining portion of the Option shall vest in thirty-six (36) monthly installments beginning on the day that is one month following the first anniversary of the Effective Date and on the 9th day of each month thereafter (with the portion of the Option with respect to 5,208 shares vesting on each of the first thirty-five (35) vesting dates (from October 9, 2014 through August 9, 2017) and the portion of the Option with respect to 5,220 shares vesting on the final vesting date (September 9, 2017)). The terms of the Option to be granted hereunder shall be consistent with those set forth in the Company’s standard form of stock option award agreement; provided, however, that (x) any unvested Options shall vest in full upon a termination of Executive’s employment in accordance with sub-sections D or F of Section 8 of this Agreement and (y) notwithstanding anything in the Equity Plan to the contrary, the Option shall not vest upon the consummation of a Covered Transaction (as defined in the Equity Plan).

C. Executive shall be eligible to participate in annual grants pursuant to the stock incentive programs applicable to similarly situated executives of the Company, with actual stock incentive grants, if any, to be determined in the sole discretion of the Committee. The terms of such stock incentive grants, including without limitation with respect to the effect of a Covered Transaction, will be materially consistent with grants made at such time to similarly situated executives of the Company.

6. Executive Benefits. Executive shall be entitled to participate in all benefit plans as shall be in effect for executive officers of the Company generally from time to time, subject to the terms and conditions of each such plan. Executive shall be entitled to paid vacation each year in accordance with the Company’s policies.

In addition, the Company shall pay up to $7,000 of Executive’s actual legal fees and costs incurred in connection with reviewing and negotiating the Agreement, provided that Executive shall document said fees and costs in the manner generally required by the Company under its policies and procedures.

7. Expenses. Executive shall be reimbursed by the Company monthly for the ordinary and necessary reasonable business expenses incurred by him in the performance of his duties for the Company, including travel and lodging expenses, meals, client entertainment, and cell phone expense, all in accordance with the Company’s policies; provided that Executive shall first document said business expenses in the manner generally required by the Company under its policies and procedures.

8. Termination.

The Term and Executive’s employment may be terminated upon the occurrence of any of the following events:

A. Death of Executive;

B. Mental or physical disability of Executive which prevents him from performing substantially all of his duties hereunder for a period of 120 consecutive days or 180 days during any one year.

C. For Cause, as defined below:

(i) Executive’s material breach of this Agreement which is not cured within ten (10) days of receipt of written notice to Executive specifying the nature of such breach in reasonable detail;

(ii) Executive’s dishonesty, fraud, malfeasance, gross negligence or misconduct which, in the reasonable judgment of the Board, is, or is likely to, cause material injury to the Company or the business reputation of the Company;

(iii) Executive’s willful failure to (a) follow the lawful direction (consistent with Executive’s duties) of the Board or (b) comply in all material respects with the lawful policies, procedures, and rules of the Company, as the same have been communicated to Executive in writing which, in the case of either (a) or (b), is not cured within ten (10) days of receipt of written notice to Executive specifying the nature of such failure in reasonable detail; or

(iv) Executive’s conviction of, or Executive’s entry of a plea of guilty or no contest to, a felony or crime involving moral turpitude.

D. Without Cause. “Without Cause” means any termination of employment by the Company which is not defined in sub-sections A, B, or C, above.

E. By Executive without Good Reason as defined below.

F. By Executive for Good Reason as defined below.

(i) For purposes of this Agreement “Good Reason” shall mean (1) the failure by the Company to pay to Executive the compensation or perform any other obligation due to him under this Agreement or any agreements evidencing the grant of the stock incentives described in Section 5 hereof; (2) following the second anniversary of the Effective Date, Executive’s duties and responsibilities not having materially increased above the level set forth herein; (3) the failure by the Company to allow Executive to participate in the Company’s employee benefit plans generally available from time to time to executives of the Company; (4) the failure of any successor to all or substantially all of the business and/or assets of the Company to assume this Agreement; (5) relocation of Executive to an office greater than thirty (30) miles from the current location of Executive’s principal office without Executive’s consent; or (6) reduction of Executive’s title, or material reduction of Executive’s duties or responsibilities with the Company; provided, however, that Good Reason shall not exist hereunder unless Executive provides written notice to the Company of the existence of one or more of the conditions described in clauses (1) through (6) within thirty (30) days following Executive’s knowledge of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have ten (10) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition if such condition is reasonably subject to cure. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period, Executive must terminate his employment, if at all, within thirty (30) days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.

9. Post Termination Payment Obligations.

A. If the Term and Executive’s employment is terminated for any of the reasons stated in sub-sections A, B or C of Section 8 of this Agreement or is terminated by Executive pursuant to sub-section E of Section 8 of this Agreement, then Executive shall be entitled to receive his Base Salary at the then current rate and any accrued bonus through the effective date of the termination, payable within fifteen (15) days of the effective termination date, and thereafter the Company shall have no further obligations under this Agreement except as set forth in Section 14(C), but Executive shall continue to be bound by Sections 10, 13, 14 and 15 and all other post-termination obligations contained in this Agreement and provisions of this Agreement that specifically survive termination of Executive’s employment.

B. If the Term and Executive’s employment is terminated in accordance with sub-section F of Section 8 of this Agreement or is terminated by the Company pursuant to sub-section D of Section 8 of this Agreement then (i) the Company shall pay Executive his Base Salary at the then current rate and any accrued bonus through the effective termination date, payable within fifteen (15) days of the termination date, (ii) all of the outstanding unvested stock incentive awards granted pursuant to sub-sections A and B of Section 5 of this Agreement shall immediately vest upon such a termination of employment and (iii) the Company shall pay Executive a separation payment in the amount of one year’s (18 months, if such termination of employment occurs during the one-year period immediately following a Covered Transaction (as defined in the Equity Plan) Base Salary at the then current rate (the “Separation Payment”). The Separation Payment (whether or not in connection with a Covered Transaction) shall be paid in three installments as follows:

(i) One-Third of the Separation Payment shall be payable on the fifty-fifth (55th) day after the termination date;

(ii) One-Third of the Separation Payment shall be payable on the 6-month anniversary of the termination date; and

(iii) One-Third of the Separation Payment shall be payable on the 12-month anniversary of the termination date.

The post-termination obligations under this Section 9(B) shall be binding upon the Company regardless of Executive’s subsequent employment with any other person, firm, partnership, association, business organization, corporation or other entity which is not affiliated with the Company.

C. In consideration of, and as a condition to the Company’s obligation to pay the Separation Payment, Executive shall:

(i) Execute and deliver a Separation and Release Agreement in a form prepared by and acceptable to the Company (which will be substantially in the form attached hereto as Exhibit A) within fifty-five (55) days following the termination date (including the expiration of any revocation period required by law), whereby Executive releases the Company from any and all liability and settles claims of any kind. Benefits under this Agreement shall be deemed forfeited if the release is not executed and delivered to the Company within the time period specified or if the release is revoked; and

(ii) Comply with the restrictive covenants (Sections 13 and 14 of this Agreement), all other post-termination obligations contained in this Agreement and the provisions of this Agreement that specifically survive termination of this Agreement.

D. Upon any termination of Executive’s employment with the Company for any reason, Executive shall promptly resign from any position as an officer, director or fiduciary of the Company or any Company affiliate or other Company-related entity.

10. Work Product. All Work Product (defined below) shall be work made for hire by Executive and owned by the Company. If any of the Work Product may not, by operation of law or otherwise, be considered work made for hire by Executive for the Company, or if ownership of all right, title, and interest to the legal rights therein shall not otherwise vest exclusively in the Company, Executive hereby assigns to the Company, and upon the future creation thereof automatically assigns to the Company, without further consideration, the ownership of all Work Product. The Company shall have the right to obtain and hold in its own name copyrights, patents, registrations, and any other protection available in the Work Product. Executive agrees to perform, during or after termination of Executive’s employment by the Company, such further acts as may be necessary or desirable to transfer, perfect and defend the Company’s ownership of the Work Product as requested by the Company. “Work Product” means the data, materials, formulas, research, documentation, computer programs, communication systems, audio systems, system designs, inventions (whether or not patentable), and all works of authorship, including all worldwide rights therein under patent, copyright, trade secret, confidential information, moral rights and other property rights, created or developed in whole or in part by Executive, while employed by the Company, within the scope of Executive’s employment or which otherwise relates in any manner to the Company’s Business.

11. Set-Off. If at the time of termination of the Term and Executive’s employment for any reason, Executive has any outstanding obligations to the Company, Executive acknowledges that the Company is authorized to deduct from Executive’s final paycheck and the Separation Payment any then documented amounts owed to the Company.

12. No Mitigation; No Set-Off. Executive shall have no obligation to seek other employment or take any other action to mitigate any amounts due to him under this Agreement.

13. Trade Secrets and Confidential Information. During the course of Executive’s employment with the Company, the Company may disclose to Executive Trade Secrets and Confidential Information (defined below). The Trade Secrets and the Confidential Information of the Company are the sole and exclusive property of the Company (or a third party providing such information to the Company). The disclosure of the Trade Secrets and the Confidential Information of the Company to Executive does not give Executive any license, interest or rights of any kind in the Trade Secrets or Confidential Information.

A. Executive may use the Trade Secrets and Confidential Information solely for the benefit of the Company while Executive is an employee of the Company. Executive shall hold in confidence the Trade Secrets and Confidential Information of the Company. Except in the performance of services for the Company, Executive shall not reproduce, distribute, transmit, reverse engineer, decompile, disassemble, or transfer the Trade Secrets or the Confidential Information of the Company or any portion thereof.

B. The obligations under this Agreement with regard to the Trade Secrets of the Company remain in effect as long as the information constitutes a trade secret under applicable law. The obligations with regard to the Confidential Information of the Company shall remain in effect while Executive is employed by the Company and for a period of three (3) years thereafter.

C. Executive agrees to return to the Company, upon Executive’s resignation, termination, or upon request by the Company, the Trade Secrets and Confidential Information of the Company and all materials relating thereto.

D. As used herein, “Trade Secrets” means information of the Company, and its licensors, suppliers, clients and customers, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

As used herein, “Confidential Information” means information, other than Trade Secrets, that is treated as confidential, and that would potentially damage or interfere with, in any manner, the Company’s business if disclosed. Confidential Information includes, but is not limited to, information concerning the Company’s financial structure, pricing, revenue sharing, partner agreements, customer agreements, marketing plans, methods of operation, and internal operating procedures.

Notwithstanding the foregoing, the provisions of this sub-section D do not apply to (i) information which is general knowledge in the Company’s industry, (ii) information that has been disclosed to Executive by third parties who are unrelated to the Company and who are not bound by agreements of confidentiality with respect thereto, and (iii) as Executive may be required to disclose by law but only to the extent required by law.

14. Restrictive Covenants.

A. Non-competition. Executive agrees that for so long as Executive is employed by the Company and for a period of one (1) year thereafter, Executive will not, individually or on behalf of any person, firm, partnership, association, business organization, corporation or other entity engaged in the Business of the Company, engage in or perform, anywhere within the United States, Canada and any other such geography in which the Company operates, which shall constitute the territory, any activities which are competitive with the Business of the Company. Nothing herein shall be construed to prohibit Executive from acquiring shares of capital stock of any public corporation, provided that such investment does not exceed 5% of the stock of such public corporation.

B. Non-Solicitation; Non-Disparagement. Executive agrees that for so long as Executive is employed by the Company or any of its affiliates and for a period thereafter equal to twelve (12) months from the date Executive ceases to be employed by the Company and its affiliates for any reason, neither Executive nor any company or other entity controlled by

Executive (whether currently existing or hereafter acquired or formed) shall, directly or indirectly, in any capacity, (i) solicit or induce, or attempt to solicit or induce, any person who accepts employment with the Company and its affiliates to leave the employ of the Company or any of its affiliates for any reason whatsoever, (ii) hire or employ any person who accepts employment with the Company and its affiliates, (iii) solicit or induce, or attempt to solicit or induce, any customer of the Company and its affiliates not to purchase any goods or products with respect to the Company and its affiliates or (iv) otherwise impede or interfere in any way with any customer relationship of the Company or any of its affiliates with respect to the Company and its affiliates. Executive agrees not to disparage the Company or its affiliates in any way, other than as part of the judicial, arbitration or other dispute resolution process in connection with any litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in connection with this Agreement, or other than when compelled to testify under oath by subpoena, regulation or court order.

C. The Company agrees to instruct the members of the Board and officers of the Company who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, not to disparage the Executive in any way, other than as part of the judicial, arbitration or other dispute resolution process in connection with any litigation, mediation, arbitration or other judicial proceeding arising under any claim brought in connection with this Agreement, or other than when compelled to testify under oath by subpoena, regulation or court order.

D. For purposes of this Section 14, the term “Business” shall mean the business of the delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet; and the term “Client” shall mean any individual or business entity which employs the Company for purposes of delivery of editorial content and product research related to consumer financial services delivered in print or over the Internet.

15. Injunctive Relief. Executive acknowledges that breach of the provisions of Sections 13, and/or 14 of this Agreement would result in irreparable injury and permanent damage to the Company, which prohibitions or restrictions Executive acknowledges are both reasonable and necessary under the circumstances, singularly and in the aggregate, to protect the interests of the Company. Executive recognizes and agrees that the ascertainment of damages in the event of a breach of Sections 13 and/or 14 of this Agreement would be difficult, and that money damages alone would be an inadequate remedy for the injuries and damages which would be suffered by the Company from breach by Executive.

Executive therefore agrees: (i) that, in the event of a breach of Sections 13 and/or 14 of this Agreement, the Company, in addition to and without limiting any of the remedies or rights which it may have at law or in equity or pursuant to this Agreement, shall have the right to injunctive relief or other similar remedy in order to specifically enforce the provisions hereof; and (ii) to waive and not to (A) assert any defense to the effect that the Company has an adequate remedy at law with respect to any such breach, (B) require that the Company submit proof of the economic value of any Trade Secret, or (C) require that the Company post a bond or any other security. Nothing contained herein shall preclude the Company or Executive from seeking monetary damages of any kind, including reasonable fees and expenses of counsel and other expenses, in a court of law.

16. Survival. The provisions of Sections 9 through 32 shall survive termination of the Term and Executive’s employment.

17. Invalidity of Any Provision. It is the intention of the parties hereto that Sections 10, 13 and 14 of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable.

18. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach.

19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require any successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution.

20. License. To the extent that any pre-existing materials are contained in the materials Executive delivers to the Company or the Company’s customers, and such preexisting materials are not Work Product, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (i) use and distribute (internally or externally) copies of, and prepare derivative works based upon, such preexisting materials and derivative works thereof and (ii) authorize others to do any of the foregoing. Executive shall notify the Company in writing of any and all pre-existing materials delivered to the Company by Executive.

21. Release. Executive acknowledges that Executive may provide the image, likeness, voice, or other characteristics of Executive or third parties in the services, materials, computer programs and other deliverables that Executive provides as a part of this Agreement. Executive hereby consents to the use of such characteristics of Executive by the Company in the products or services of the Company.

22. Severability. If any provision or part of a provision of this Agreement shall be determined to be void and unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain valid and enforceable.

23. No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and Executive’s employment by the Company and the performance of Executive’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity.

24. Entire Agreement. This Agreement represents the entire understanding of the parties concerning the subject matter hereof and supersedes all prior communications, agreements and understandings, whether oral or written, relating to the subject matter hereof. The language contained herein shall be deemed to be that negotiated and approved by both parties and no rule of strict construction shall be applied.

25. Modification. This Agreement may be modified only by agreement in writing signed by both the Company and Executive.

26. Governing Law. This Agreement shall be governed in all aspects by the laws of the State of Florida without regard to its rules governing conflicts of law.

27. Section Headings. The section headings are included for convenience and are not intended to limit or affect the interpretation of this Agreement.

28. Notice. Whenever any notice is required, it shall be given in writing addressed as follows:

To the Company:	Bankrate, Inc. 477 Madison Avenue, Suite 430 New York, NY 10022 Attention: General Counsel Telecopy: 917-368-8611

To Executive:	Kenneth S. Esterow 313 Canterbury Lane Wyckoff, NJ 07481

With a copy to:	Robert C. Christenson 1075 Peachtree Street, NE Suite 3500 Atlanta, GA 30309

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.

29. Section 409A. Notwithstanding the foregoing, if any amount to be paid to Executive pursuant to this Agreement is “deferred compensation” subject to Section 409A of the Code and the rules and regulations thereunder (“Section 409A”), and if Executive is a “Specified Employee” (as defined under Section 409A) as of the date of Executive’s termination of employment hereunder, then, to the extent necessary to avoid the imposition of excise taxes or other penalties under Section 409A, the payment of benefits, if any, scheduled to be paid by the Company to Executive hereunder during the first 6-month period following the date of a termination of employment hereunder shall not be paid until the date which is the first business day following the six (6)-month anniversary of Executive’s termination of employment for any reason other than death. Any termination of employment or services from the Company which triggers a payment of “deferred compensation” subject to Section 409A shall, if applicable, meet the requirements of a “separation from service” under Section 409A. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime; (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. This Agreement is intended to comply with Section 409A, and the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A; provided, however, nothing in this Section 29 shall require Executive to reduce his compensation or require the Company to indemnify Executive for any taxes, penalties or interest that may be imposed on Executive under Section 409A.

30. Indemnification. The Company agrees, to the greatest extent permitted by applicable law and the Company’s Articles of Incorporation, to defend, indemnify and hold harmless Executive against any and all loss, damage, liability and expense, including, without limitation, reasonable attorneys’ fees, disbursements court costs, and any amounts paid in settlement and the costs and expenses of enforcing this section of the Agreement, which may be suffered or incurred by Executive in connection with the provision of his services hereunder, including, without limitation, any claims, litigations, disputes, actions, investigations or other matters, provided that such loss, damage, liability and expense (i) arises out of or in connection with the performance by Executive of his obligations under this Agreement and (ii) is not the result of any material breach by Executive of his obligations hereunder, and provided further that the Company shall be under no obligation to defend, indemnify or hold harmless Executive if Executive has acted with gross negligence or willful misconduct.

In addition to the foregoing, the Company agrees to provide Executive with coverage under a Directors & Officers insurance policy to the same extent as the Company currently provides its executive officers.

31. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in Palm Beach County, Florida. Any civil action or legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Palm Beach County or the United States District Court, Southern District of Florida. Each party consents to the jurisdiction of such Florida court in any such civil action or legal proceeding and waives any objection to the laying of venue of any such civil action or legal proceeding in such Florida court. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

32. JURY WAIVER. IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS AGREEMENT, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE PERFORMANCE OF THIS AGREEMENT, OR THE RELATIONSHIP CREATED BY THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS AGREEMENT OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTION GOVERNED BY THIS AGREEMENT AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION. IN CONNECTION WITH ANY PROCEEDING BROUGHT PURSUANT TO THIS SECTION 32, EACH PARTY SHALL BEAR ITS OWN COSTS AND EXPENSES, INCLUDING ATTORNEY’S FEES, AND NEITHER PARTY SHALL BE ENTITLED TO RECOVER SUCH COSTS OR EXPENSES EXPENDED IN THE COURSE OF SUCH PROCEEDING.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE:	COMPANY: BANKRATE, INC.

/s/ Kenneth S. Esterow	By:	/s/ Thomas R. Evans
Kenneth S. Esterow		Thomas R. Evans
President & Chief Executive Officer

EXHIBIT A

[Form of Separation Agreement]